Exhibit 99.2

Filed by Monster Beverage Corporation Pursuant to Rule 425 Under the Securities Act of 1933 Subject Company: Monster Beverage Corporation Commission File No.: 0-18761

CONTACTS:

INVESTORS AND ANALYSTS:	MEDIA:
Tim Leveridge	Petro Kacur
The Coca-Cola Company	The Coca-Cola Company
T: +01 404.676.7563	T: +01 404.676.2683
tcccpressinquiries@coca-cola.com

Judy Sfetcu	Evan Pondel
PondelWilkinson Inc.	PondelWilkinson Inc.
T: +01 310.279.5980	T: +01 310.279.5980

THE COCA-COLA COMPANY AND MONSTER BEVERAGE

CORPORATION ENTER INTO LONG-TERM STRATEGIC PARTNERSHIP

The Coca-Cola Company to Purchase 16.7% Equity Stake in Monster

The Coca-Cola Company to Contribute its Energy Portfolio to Monster, and Monster its Non-Energy Portfolio to The Coca-Cola Company

Monster to Become The Coca-Cola Company’s Exclusive Energy Play

Focuses Monster as a Pure Play Global Energy Company

The Coca-Cola Company System to Expand Monster Distribution in U.S. and Canada and become Monster’s Preferred Global Distribution Partner

ATLANTA and CORONA, CA., Aug. 14, 2014 — The Coca-Cola Company (NYSE: KO) and Monster Beverage Corporation (NASDAQ: MNST) announced today that they have entered into definitive agreements for a long-term strategic partnership that is expected to accelerate growth for both companies in the fast-growing, global energy drink category.  The new, innovative partnership leverages the respective strengths of The Coca-Cola Company and Monster to create compelling value for both companies and their shareowners.

Importantly, the partnership strategically aligns both companies for the long-term by combining the strength of The Coca-Cola Company’s worldwide bottling system with Monster’s dedicated focus and expertise as a leading energy player globally.

Details of the Transactions:

Equity Investment: In an effort to align long-term interests, The Coca-Cola Company will acquire an approximately 16.7% ownership interest in Monster (post issuance) and will have two directors on Monster’s Board of Directors.  The Coca-Cola Company expects to account for its investment in Monster under the equity accounting method.

Business Transfers: To optimally align product portfolios and enable those portfolios to benefit from each company’s respective brand marketing, production and distribution strengths and optimize the parties’ capital and resource allocation, The Coca-Cola Company will transfer ownership of its worldwide energy business, including NOS, Full Throttle, Burn, Mother, Play and Power Play, and Relentless, to Monster; and Monster will transfer its non-energy business, including Hansen’s Natural Sodas, Peace Tea, Hubert’s Lemonade and Hansen’s Juice Products, to The Coca-Cola Company.

Distribution: The Coca-Cola Company and Monster will amend their current distribution agreement in the U.S. and Canada by expanding into additional territories and entering into long-term agreements.  The Coca-Cola Company will become Monster’s preferred distribution partner globally and Monster will become The Coca-Cola Company’s exclusive energy play.  These agreements will deliver sustainable value to The Coca-Cola Company’s global system and accelerate Monster’s opportunity to grow internationally.

Pursuant to the terms of the transaction agreements, at the closing, The Coca-Cola Company will make a net cash payment of $2.15 billion and transfer its worldwide energy business to Monster. In exchange, Monster will issue to The Coca-Cola Company the shares of Monster common stock, transfer its non-energy business to The Coca-Cola Company, and enter into expanded distribution arrangements. The transaction, which is expected to close late in 2014 or early in 2015, is subject to customary closing conditions, including receipt of regulatory approvals.

“The Coca-Cola Company continues to identify innovative approaches to partnerships that enable us to stay at the forefront of consumer trends in the beverage industry,” said Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company.  “Our equity investment in Monster is a capital efficient way to bolster our participation in the fast-growing and attractive global energy drinks category.  This long-term partnership aligns us with a leading energy player globally, brings financial benefit to our Company and our bottling partners, and supports broader commercial strategies with our customers to bring total beverage growth opportunities that will also benefit our core business.”

Kent added, “We are excited to evolve our long-time partnership. Monster has been an important part of our global system since 2008, so we have experienced first-hand Monster’s performance-driven and entrepreneurial culture, proven success in building and extending the Monster brand and their strong product innovation pipeline. We believe this partnership will create compelling and sustainable value for our system and our shareowners.”

“The transaction announced today represents a unique opportunity for Monster and its shareholders,” said Rodney C. Sacks, Chairman and Chief Executive Officer of Monster.  “We gain enhanced access to The Coca-Cola Company’s distribution system, the most powerful and extensive system in the world.  At the same time, we become The Coca-Cola Company’s exclusive energy play, with a robust portfolio led by our Monster Energy line and The Coca-Cola Company’s energy brands. Our business will be bolstered by The Coca-Cola Company energy brands we will acquire, providing us with complementary energy product offerings in many geographies, as well as access to new channels, including vending and specialty accounts,” Sacks said.

“Our agreement enables us to focus on our core energy business, while leveraging the strength of The Coca-Cola Company’s powerful distribution and bottling system on a worldwide scale,” said Hilton H. Schlosberg, Monster’s Vice Chairman and President.  “The goals of both companies’ management teams are further aligned, with a great enhancement to Monster’s position as one of the world’s leading energy beverage companies.  We expect the transaction to significantly accelerate our growth and results of operations internationally, and we plan to review all options available to return a substantial amount of cash to our shareholders,” Schlosberg added.

Advisors

Barclays served as financial advisor and Jones Day served as legal advisor to Monster. Skadden, Arps, Slate, Meagher & Flom LLP advised The Coca-Cola Company.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

The Coca-Cola Company Forward Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections.  These risks include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the market place; product safety and quality concerns; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues, even if unwarranted; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; one or more of our counterparty financial institutions default on their obligations to us or fail; an inability to realize additional benefits targeted by our productivity and reinvestment program; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013, which filing is available from the SEC.  You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks and alternative beverages including Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades and PRE® Probiotic drinks. For more information, visit www.monsterbevcorp.com.

Monster Forward Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, regarding the expectations of management with respect to Monster’s future operating results and other future events including revenues and profitability.  Monster cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following:

whether and when The Coca-Cola Company transactions are completed, and results expected from them; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the SEC.  Monster’s actual results could differ materially from those contained in the forward-looking statements. Monster assumes no obligation to update any forward- looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus or any other document which may be filed with the SEC in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of any documents filed with the SEC through the web site maintained by the SEC at www.sec.gov.

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